                                                Filed pursuant to Rule 424(b)(3)
                                                                 File #333-53113


                 PROSPECTUS SUPPLEMENT DATED SEPTEMBER 28, 1998

                                       to

                         Prospectus dated May 27, 1998

                              2,494,788(1) SHARES

                             OUTDOOR SYSTEMS, INC.

                                  COMMON STOCK

This Prospectus Supplement supplements the prospectus dated May 27, 1998 (the "Prospectus") of Outdoor Systems, Inc. (the "Company") relating to 2,494,788(1) shares (the "Shares") of Common Stock, $.01 par value per share ("Common Stock"), of the Company. This Prospectus Supplement should be read in conjunction with the Prospectus, and is qualified by reference to the Prospectus except to the extent that the information herein contained supercedes the information contained in the Prospectus. Capitalized terms used in this Prospectus Summary and not otherwise defined herein shall have the meanings specified in the Prospectus except that the term "Selling Stockholders" shall be deemed to include the selling stockholder identified in the table below.






___________
(1) The number of Shares has been adjusted to reflect a three-for-two stock split of the Company's Common Stock effected in the form of a stock dividend declared by the Company on May 8, 1998 and paid on May 29, 1998 to stockholders of record on May 19, 1998. The number of Shares listed in the Prospectus did not reflect the stock split.

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The table contained in the Prospectus under the caption "Selling Stockholders"
is supplemented and amended to include the following:

                                                      Number of Shares
                                                      Beneficially Owned
      Name of Selling Stockholder                     Prior to the Offering
      ---------------------------                     ---------------------
      Sleiman Ventures
        Limited Partnership(a)                        2,494,788(b)

      ______________

     (a) The Selling Stockholders named in the Prospectus contributed all of their Shares to the Sleiman Ventures Limited Partnership ("Sleiman Ventures"), a Nevada limited partnership formed for the purpose of holding the Shares. Each of the Selling Stockholders named in the Prospectus holds limited partnership interests in Sleiman Ventures and shares in its general partner in proportion to the number of Shares contributed to Sleiman Ventures.

     (b) Adjusted to reflect the three-for-two stock split effected in May 1998. Represents approximately 1.35% of the number of shares of Common Stock of the Company outstanding as of the date of this Prospectus Supplement.